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                                                                    Exhibit 23.1

Consent of Independent Accountants



The Board of Directors
General Electric Mortgage Insurance Companies:

We consent to the incorporation by reference in the registration statement (No. 333-40159) on Form S-3 of GE Financial Assurance Holdings, Inc. of our report dated April 27, 2001, with respect to the combined balance sheets of General Electric Mortgage Insurance Companies as of December 31, 2000 and 1999, and the related combined statements of income, shareholder's interest, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Form 8-K of GE Financial Assurance Holdings, Inc. dated June 8, 2001.


/s/ KPMG LLP


Raleigh North Carolina
June 8, 2001